INTERNATIONAL TOWER HILL MINES LTD.

CORPORATE GOVERNANCE & NOMINATING COMMITTEE CHARTER

(Adopted by the Board of Directors on September 22, 2006)

ARTICLE 1  - PURPOSE

The Corporate Governance and Nominating Committee (the “Committee”) is a committee of the board of directors of the Company (the “Board”).  The role of the Committee is to: (a) develop and monitor the effectiveness of the Company’s system of corporate governance; (b) establish procedures for the identification of new nominees to the Board and lead the candidate selection process; (c) develop and implement orientation procedures for new directors; (d) assess the effectiveness of directors, the Board and the various committees of the Board; (e) ensure appropriate corporate governance and the proper delineation of the roles, duties and responsibilities of management, the Board, and its committees; and (f) assist the Board in setting the objectives for the Chief Executive Officer of the Company (the “CEO”) and evaluating the performance of the CEO.

ARTICLE 2  - COMPOSITION, PROCEDURES AND ORGANIZATION

2.1

The Committee will consist of at least two members of the Board, of whom one (if the Committee has two members) or a majority (if the Committee has more than two members) will be “unrelated directors”1.

2.2

The Board, at its organizational meeting held in conjunction with each annual general meeting of the shareholders, will appoint the members of the Committee for the ensuing year.  The Board may at any time remove or replace any member of the Committee and may fill any vacancy in the Committee.

2.3

Unless the Board has appointed a chair of the Committee, the members of the Committee will elect a chair from among their number.

2.4

The Committee will appoint an individual, who need not be a director or a member of the Committee, to be the secretary of the Committee.

2.5

The quorum for meetings will be a majority of the members of the Committee, present in person or by telephone or other telecommunication device that permits all persons participating in the meeting to speak and to hear each other.  Decisions by the Committee will be by the affirmative vote of a majority of the members of the Committee, or by consent resolutions in writing signed by each member of the Committee.

2.6

The Committee will have access to such officers and employees of the Company and to such information respecting the Company, as it considers to be necessary or advisable in order to perform its duties and responsibilities.

2.7

Meetings of the Committee will be conducted as follows:

(a)

the Committee will meet at least once annually, and may meet as many additional times as deemed necessary or appropriate by the Committee or as may be requested by any member of the Committee, the Chief Executive Officer or the Chief Financial Officer, in each case at such times and at such locations as may be determined by the Committee or the chair of the Committee;

(b)

except in respect of a regularly scheduled meeting of the Committee, notice of such meeting, together with a proposed agenda, will be delivered to each member of the Committee not less that forty-eight (48) hours prior to the proposed meeting time (which notice may be waived by all of the members of the Committee); and

(c)

management representatives will be invited to attend as necessary in the discretion of the Committee.

2.8

The Committee may, in its sole discretion, retain, at the expense of the Company, such legal, financial, compensation or other advisors or consultants as it may deem necessary or advisable in order to properly and fully perform its duties and responsibilities hereunder.

ARTICLE 3  - DUTIES AND RESPONSIBILITIES

3.1

The duties and responsibilities of the Committee are as follows:

Corporate Governance

(a)

to develop and recommend to the Board a set of corporate governance principles applicable to the Company, and to review those principles at least once a year;

(b)

to stay be aware of and to assess the impact of ongoing corporate governance developments and to respond to applicable corporate governance guidelines and rules as they become effective;

(c)

to oversee the evaluation of the Board, committees of the Board and the contribution of individual directors;

(d)

to report on corporate governance as required by public disclosure requirements

(e)

to ensure that appropriate processes are established by the Board to:

(i)

oversee strategic direction and development and the review of the Company’s ongoing results of its activities, and

(ii)

oversee the Company’s investor relations and public relations activities and to ensure that procedures are in place for the effective monitoring of the shareholder base, receipt of shareholder feedback and response to shareholder concerns;

(f)

to assist the Board in its annual review and revision of the written objectives of the CEO and guidance for the development of corporate strategy;

(g)

to assist the Board in assessing and evaluating the performance of the CEO;

(h)

to establish procedures for meetings of the Board and to otherwise ensure that processes, procedures and structures are in place to ensure that the Board functions independently of management and without conflicts of interest;

(i)

to review the proposed annual agenda for, and provide recommendations as to, additional topics for discussion at meetings of the Board;

(j)

to assist in the proper delineation of the roles, duties and responsibilities of management and the Board and delegation of authority by the Board to its committees and to management;

Establishment of Policies

(k)

to review and approve strategic corporate policies, such as disclosure policies, insider trading policies, confidentiality policies and corporate codes of conduct, conflict of interest policies and other relevant policies associated with ensuring an effective system of corporate governance;

(l)

to review related party transactions to ensure that they reflect market practice and are in the best interests of the Company;

Nomination of Directors

(m)

to identify and recommend candidates qualified to become directors.  In identifying and recommending candidates, the Committee will take into consideration such factors as it deems appropriate, including judgement, skill, diversity, experience with businesses and other organizations of comparable size and the need for particular expertise on the Board;

(n)

to determine whether candidates are “unrelated” or “independent” under applicable securities laws and stock exchange rules;

(o)

to recommend board members for appointment to committees of the Board.  In recommending a candidate for committee membership, the Committee will take into consideration the factors set forth in this Charter as well as any other factors it deems appropriate including, without limitation, the extent and nature of the candidate’s experience with the goals of the committee and the potential combination of the candidate’s experience with the experience of other committee members;

(p)

if there should occur a vacancy in the office of a director (except a vacancy created by an increase in the size of the Board or a failure to elect the minimum number of directors provided for in the Articles), the Committee will recommend a candidate to fill such vacancy, either through appointment by the Board or through election by the shareholders;

(q)

to make recommendations to the Board from time to time as to changes that the Committee believes to be desirable to the size of the Board or any committee thereof;

(r)

to maintain an orientation and educational program for new directors in order to familiarize new directors with the business of the Company, its management and professional advisors and its facilities.

3.2

The Committee will produce the following reports (which may take the form of an oral report from the Chair or any other members of the Committee designated by the Committee to make the report) and provide them to the Board:

(a)

an annual report of the Committee outlining the significant activities of the Committee;

(b)

an annual performance evaluation of the Board which, if the Board has adopted a Charter, will compare the performance of the Board with the requirements of its Charter;

(c)

an annual performance evaluation of the committees of the Board, which will compare the performance of each committee with the requirements of its Charter;

(d)

an annual performance evaluation of each director, which evaluation will assess the contribution of each director.

In each case, such performance evaluation by the Committee will be conducted in such manner as the Committee deems appropriate.

3.3

The Committee may from time to time delegate any of its responsibilities to a subcommittee comprised of one or more members of the Committee.

ARTICLE 4  – GENERAL

4.1

In addition to the foregoing, the Committee will:

(a)

assess the Committee’s performance of the duties specified in this charter and report its finding(s) to the Board;

(b)

review and assess the adequacy of this charter at least annually and recommend any proposed changes to the Board for approval; and

(c)

perform such other duties as may be assigned to it by the Board from time to time or as may be required by any applicable stock exchanges, regulatory authorities or legislation.

Footnotes

1 “unrelated director” means a director who is: (a) not a member of management and is free from any interest and any business, family or other relationship which could reasonably be perceived to materially interfere with the director’s ability to act with a view to the best interests of the issuer, other than interests and relationships arising solely from holdings in the issuer, (b) not currently, or has not been within the last three years, an officer, employee of or material service provider to the issuer or any of its subsidiaries or affiliates; and (c) not a director (or similarly situated individual) officer, employee or significant shareholder of an entity that has a material business relationship with the issuer.  A chair or vice chair of the board of directors who is not a member of management is not, for that reason alone, a related director.